FIRST AMENDMENT TO APPENDIX A OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Horizon Capital Management, Inc.

THIS FIRST AMENDMENT TO APPENDIX A TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”) is made and entered into as of July 10, 2019, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Horizon Capital Management, Inc., a Louisiana Corporation (the “Adviser”) located at 106 Valerie Drive, Lafayette, LA 70508.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of February 12, 2014 (the “Agreement”);

WHEREAS, the Adviser has subsequently agreed to lower the annual operating expense limitation fee as a percentage of net assets of the Issachar Fund;

NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit

Issachar Fund
Class N Shares	1.70%
Class I Shares	1.45%

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

Horizon Capital Management, Inc

By: /s/ Dexter Lyons

Name: Dexter Lyons

Title: CEO